Exhibit 2.3

Execution Version

CLOSING AGREEMENT

This Closing Agreement (this “Agreement”) is made and entered into this 22nd day of March, 2012, by and between Gasco Production Company (“Gasco”) and Wapiti Oil & Gas II, L.L.C. (“Wapiti”).  Gasco and Wapiti are sometimes referred to herein as a “Party” and collectively as “Parties”.  Capitalized terms used but not defined in this Agreement will have the meanings given to such terms in the Purchase Agreement (defined below).

RECITALS

The Parties entered into that certain Purchase and Sale Agreement, dated February 23, 2012 (the “Purchase Agreement”).

The Parties desire to memorialize certain mutual agreements relating to the Closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      NFR Subject Interests.  Pursuant to the express terms and conditions of Section 4.12 of the Purchase Agreement, the Wells listed on Schedule I shall be deemed to be deleted from Exhibit A-1 or Exhibit A-2, as applicable, to the Purchase Agreement, the Leases listed on Schedule II shall be deemed to be deleted from Exhibit A-3 to the Purchase Agreement, (collectively, the “NFR Subject Properties”) and at Closing, Wapiti shall not acquire a 50% undivided interest from Gasco in such NFR Subject Properties (such 50% undivided interest in the NFR Subject Properties, the “Subject Interests”).  Further, at Closing, the Purchase Price shall be reduced by $5,144,700 in respect of the Subject Interests.  The Parties hereby consent to the form of Development Agreement attached hereto as Schedule III, which has been amended from the form of the Development Agreement originally attached to the Purchase Agreement, such amendments to reflect, among other things, the Parties’ agreements concerning the NFR Subject Properties included in the Development Agreement.  From and after the Closing, each of Gasco and Wapiti agrees to comply with the additional agreements concerning the Subject Properties set forth on Schedule IV.

2.                                      Environmental Defects.  The Parties acknowledge that Wapiti, pursuant to a timely delivered Notice of Environmental Defects, did not allege any Environmental Defects on or prior to the Defect Notice Deadline and no adjustments will be made to the Purchase Price or the Wapiti Commitment in respect of any Environmental Defects.

3.                                      Title Defects.  The Parties acknowledge that Wapiti, pursuant to a timely delivered Notice of Title Defects, did not allege any Title Defects on or prior the

Defect Notice Deadline and no adjustments will be made to the Purchase Price or the Wapiti Commitment in respect of any Title Defects.

4.                                      Wilkin Ridge Interests.  Section 8.1(j) of the Purchase Agreement is hereby deleted in its entirety.  After Closing, upon written request of Wapiti, Gasco will use its commercially reasonable efforts to obtain federal and state change of operator forms appointing Wapiti as operator with respect to the Wilkin Ridge Interests (as defined in the Development Agreement).

5.                                      Assumed Liabilities; Retained Liabilities.  The definition of “Assumed Liabilities” as defined in the Purchase Agreement and as used in the Assignment shall be deemed not to include, and the definition of “Retained Liabilities” as defined in the Purchase Agreement and as used in the Assignment shall be deemed to include, any obligations of Gasco under Section 5.2 of that certain Amended and Restated Gas Gathering and Processing Agreement, effective March 21, 2012 (the “Monarch Agreement”), between Monarch Natural Gas, LLC, a Delaware limited liability company, and Gasco, relating to the failure of Gasco and Wapiti to deliver “Quarterly Minimum Volumes” (as defined in the Monarch Agreement) during the period beginning on March 1, 2015 and ending on March 1, 2017.

6.                                      Exhibits.  The Exhibits A-1, A-2, A-3 and A-4 to the Purchase Agreement shall be replaced with the corresponding items attached hereto as Schedule V.

7.                                      Preliminary Settlement Statement.  The preliminary settlement statement attached hereto as Schedule VI shall be deemed to be the “Preliminary Settlement Statement” for all purposes of the Purchase Agreement.

8.                                      Recordings.  The Parties agree that, as promptly as practicable following the Closing, they shall cause documents and instruments listed on Schedule VII to be filed of public recorded in the order listed on Schedule VII and by the persons specified on Schedule VII.  Any Party responsible for making any such filing shall provide the other Party with evidence that such filing has been made promptly after making such filing.

9.                                      State and Federal Lease Assignments.  The Parties acknowledge that the exhibits to the federal and state lease assignments being executed and delivered by the Parties at Closing have not been completed.  Within [five] Business Days (as defined in the Purchase Agreement) following the Closing, the Parties shall complete and mutually agree on such exhibits and attach such exhibits to the applicable federal and state assignments.

10.                               Indemnification.  Section 14.2(a)(iv) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(iv)        (A) any breach by Seller of its covenants or agreements under this Agreement and (B) to the extent the Net Revenue Interests of the Assets existing as of the Effective Date are reduced as a result of any claim arising under (1) the

Termination and Settlement Agreement dated December 23, 2004, between Gasco Energy, Inc., Marc A. Bruner, and Mark A. Erickson or (2) the Pannonian Employee Royalty Trust Agreement, dated March 25, 2001, and the Trust Termination and Distribution Agreement, dated December 31, 2002, among the participants in that certain Pannonian Employee Royalty Trust, Gasco Energy, Inc. and James H. Porter, Trustee.”

11.                               Promissory Note.  Notwithstanding anything in the Purchase Agreement to the contrary, the Parties agree that at Closing Wapiti shall pay $1,192,321 of the Purchase Price by issuing to Gasco a Promissory Note in the form attached hereto as Schedule VIII.

12.                               Ratification; Entire Agreement; Miscellaneous.  The Parties hereby ratify and confirm the terms and provisions of the Purchase Agreement, to the extent modified hereby, for all purposes.  This Agreement shall be deemed to be incorporated into and a part of the Purchase Agreement (including for purposes of Article 14 of the Purchase Agreement).  This Agreement, the Purchase Agreement, the Development Agreement, and the Associated Agreements (as defined in the Development Agreement) collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof and thereof, except for the Confidentiality Agreement between the Parties dated June 16, 2011, which shall be terminated only as of the Closing Date.  To the extent there is a conflict between this Agreement and the Purchase Agreement, the provisions of this Agreement shall control.  The provisions of Sections 15.5, 15.6, 15.8, 15.9, 15.10, 15.11, 15.13, 15.14, 15.15 and 15.19 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Closing Agreement as of the date first set forth above.

GASCO PRODUCTION COMPANY

By:	/s/ W. King Grant
Name: W. King Grant
Title: President and CEO

WAPITI OIL & GAS II, L.L.C.

By:	/s/ Bart Agee
Name: Bart Agee
Title: President and CEO

Signature Page to Closing Agreement